Articles of Amendment
to
Articles of Incorporation
of
POP STARZ RECORDS, INC.
Document Number P06000089657

FILED
07 JAN -8 PM 3:44
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

AMENDMENTS ADOPTED:

The following Articles are amended to read as follows:

ARTICLE 5 - OFFICERS

The Corporation may have the officers described in its bylaws as appointed by the board of directors in accordance with the bylaws.

ARTICLE 6 - DIRECTORS

The Corporation shall have at least one (1) director at all times, and may have up to seven (7) directors, as elected by the shareholders, and the addresses of all directors shall be the same as the principal office of the corporation.

ARTICLE 7 - CORPORATE CAPITALIZATION

7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any times is **ONE HUNDRED MILLION (100,000,000)** shares of common stock, each share having the par value of **ONE CENT ($0.01)**.

The date of each amendment(s) adoption: December 29, 2006

Adoption of Amendments: The amendments were approved by the shareholders. The number of votes cast for the amendments by the shareholders were sufficient for approval.

Signature: [signature]
Michelle Tucker, Director

FILING FEE: $35